Registration No. 333-258070

As filed with the Securities and Exchange Commission on December 29, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tile Shop Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	45-5538095
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

14000 Carlson Parkway Plymouth, Minnesota	55441
(Address of Principal Executive Offices)	(Zip Code)

Tile Shop Holdings, Inc. 2021 Omnibus Equity Compensation Plan
(Full Title of the Plan)

Copies to:

Cabell H. Lolmaugh
President and Chief Executive Officer
Tile Shop Holdings, Inc.
14000 Carlson Parkway, Plymouth
Minnesota 55441
(763) 852-2950
(Name, Address and Telephone
Number of Agent for Service)
David E. Danovitch Angela Gomes Sullivan & Worcester LLP 1251 Avenue of the Americas New York, New York 10020 (212) 660-3060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement on Form S-8, File No. 333-258070 (“Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on July 21, 2021, by Tile Shop Holdings, Inc., a Delaware corporation (the “Registrant”), registering 4,500,000 shares of common stock, par value $0.0001 per share of the Registrant (“Common Stock”), made up of (i) 3,500,000 shares of Common Stock reserved for issuance under the Tile Shop Holdings, Inc. 2021 Omnibus Equity Compensation Plan, and (ii) 1,000,000 shares that are subject to awards issued under the 2012 Omnibus Award Plan.

The Registrant intends to terminate and suspend all reporting obligations with the SEC under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on the 29th day of December, 2025.

Tile Shop Holdings, Inc.

By:	/s/ Cabell H. Lolmaugh
Name:	Cabell H. Lolmaugh
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.